EXHIBIT 10.49
EXCLUSIVE LICENSE AGREEMENT
for
METHODS OF TREATING DISEASED TISSUE

This license agreement ("Agreement") is made effective this      1st  day of April, 2012 ("Effective Date"), by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 ("The Regents") acting through its Office of Technology Management, University of California San Francisco, 185 Berry Street, Suite 4603, San Francisco, California 94107 ("UCSF"), and PhotoMedex, Inc., a Nevada corporation, having a principal place of business at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936 ("Licensee").

BACKGROUND

A. Certain inventions, generally characterized as "Methods of Treating Diseased Tissue" (collectively "Invention"), were made in the course of research at the University of California, San Francisco, by Drs. John Koo and Tina Bhutani and are claimed in Patent Rights as defined below.
B.       The Licensee and The Regents have executed a Letter of Intent (UC Control No. 2011-30-0022) with an effective date of October 25, 2010.
C.       The Licensee wishes to obtain certain rights from The Regents for the commercial development of the Invention, in accordance with the terms and conditions set forth herein and The Regents is willing to grant those rights so that the Invention may be developed and the benefits enjoyed by the general public.
D.       The scope of such rights granted by The Regents is intended to extend to the scope of the patents and patent applications in Patent Rights, but only to the extent that The Regents has proprietary rights in and to the Valid Claims of such Patent Rights.
E.       The Licensee is a "small business firm" as defined in 15 U.S.C. §632.

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F.       Both parties recognize and agree that an annual payment is due under this Agreement with respect to products, services and methods and that such annual payment will be paid with respect to both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein.

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The parties agree as follows:

1. DEFINITIONS
           As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:
1.1 "Affiliate" of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee.  "Control" means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct at least forty percent (40%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.
1.2 "Field of Use" means the use of treatment methods in the sale of medical devices and drug therapies for treatment of patients with psoriasis and other inflammatory skin diseases.  The Field of Use specifically excludes all other uses and applications.
1.3 "Joint Venture" means any separate entity established pursuant to an agreement between a third party and the Licensee to constitute a vehicle for a joint venture, in which the separate entity manufactures for, uses, purchases, Sells or acquires Licensed Products from the Licensee.
1.4 "Licensed Method" means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were such Patent Rights issued at the time of the infringing activity in that country.

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1.5 "Licensed Product(s) " means any Product, including, without limitation, a Product for use or used in practicing a Licensed Method and any Product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.
1.6 "Licensed Service" means any service provided for consideration (whether in cash or any other form), when such service (i) involves the use of a Licensed Product; or (ii) involves the practice of a Licensed Method.
1.7 "New Developments" means inventions, or claims to inventions, which constitute advancements, developments or improvements, whether or not patentable and whether or not the subject of any patent application, which are not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application.
    1.8 "Patent Prosecution Costs" is defined in Paragraph 15.4.
1.9 "Patent Rights" means, to the extent assigned to or otherwise obtained by The Regents, the Valid Claims of the following United States patents and patent applications:

UC Case Number	United States Application Number or United States Patent Number	Filing or Issue Date
SF2010-161	61/407,844	October 28, 2010

Patent Rights shall further include, to the extent assigned to or otherwise obtained by The Regents, the Valid Claims of the corresponding foreign patents and patent applications (requested under Paragraph 15.5 herein) and any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application).  This definition of Patent Rights excludes any rights in and to New Developments
1.10 "Product" means any kit, article of manufacture, composition of matter, material, compound, component or product.

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1.11 "Sale" means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration.  Correspondingly, "Sell" means to make or cause to be made a Sale and "Sold" means to have made or caused to be made a Sale.
1.12 "Valid Claim" means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

2. GRANT
2.1 The Regents grants to the Licensee a license under its rights in and to Patent Rights and to make, use, Sell, offer for Sale and import Licensed Products and Licensed Services and to practice Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, but only in the Field of Use.
2.2 Except as otherwise provided for in this Agreement, the license granted under Patent Rights in Paragraph 2.1 is exclusive. The license granted in Paragraphs 2.1 and 2.2 is limited to methods and products that are within the Field of Use.  For other methods and products, the Licensee has no license under this Agreement.
2.3 To the extent UCSF is legally able to do so and subject to UCSF’s obligation to the U.S. government, UCSF grants Licensee a time limited first option to negotiate a fee-bearing exclusive license to all of UCSF’s interest to New Developments that are claimed in a patent application filed to cover such New Developments.  Licensee shall advise UCSF within sixty (60) days of disclosure to Licensee whether or not it wishes to secure a commercial license.  Licensee shall have ninety (90) days from the date of election to conclude a license or option agreement with UCSF.  If such agreement is not concluded in said period, UCSF shall have no further obligations to Licensee.
2.4 The Regents reserves and retains the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention, and any technology relating to the Invention and to make and use any Products and to practice any process that is the subject of the Patent Rights (and to grant any of the foregoing rights to other educational and non-profit institutions) for educational and research purposes, including without

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limitation, any sponsored research performed for or on behalf of commercial entities and including publication and other communication of any research results.      For the avoidance of doubt, to the extent the Invention and any technology relating to the Invention are not the subject of the exclusive license under the Patent Rights granted to the Licensee hereunder, The Regents shall be free to make, use, Sell, offer to Sell, import, practice and otherwise commercialize and exploit (including to transfer, license to, or have exercised by, third parties) for any purpose whatsoever and in its sole discretion, such Invention, technology and any Products or processes that are the subject of any of the foregoing.

3. PAYMENT TERMS
3.1 All consideration due The Regents will be payable and will be made in United States dollars by check payable to "The Regents of the University of California" or by wire transfer to an account designated by The Regents.  The Licensee is responsible for all bank or other transfer charges.
3.2 In the event that fees or reimbursements for Patent Prosecution Costs or other monies owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate of ten percent (10%) simple interest per annum.  Such interest will be calculated from the date payment was due until actually received by The Regents.  Such accrual of interest will be in addition to, and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

4. LICENSE ISSUE FEE
The Licensee will pay to The Regents a license issue fee of twenty thousand dollars ($20,000) within seven (7) days of the Effective Date.  This fee is non-refundable, non-cancelable and is not an advance, or otherwise creditable, against any other payments required to be paid under the terms of this Agreement.

5. LICENSE MAINTENANCE FEE
The Licensee will also pay to The Regents a license maintenance fee of ten thousand dollars ($10,000) beginning on the one-year anniversary of the Effective Date and continuing annually

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oneach anniversary of the Effective Date (“License Maintenance Fee”).  The License Maintenance Fee is non-refundable and is not an advance, or otherwise creditable, against any other payments required to be paid under the terms of this Agreement.

6. DUE DILIGENCE
6.1 The Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and Sale of Licensed Products and/or Licensed Services and will earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the demands therefor in free markets, assuming that third-party products and services necessary for meeting such demand remain available to Licensee in free markets.
6.2 The Licensee will obtain all necessary governmental approvals in each country where Licensed Products and Licensed Services are manufactured, used, Sold, offered for Sale or imported.
6.3 The Licensee will exert reasonable commercial efforts to satisfy the demand in free markets for Licensed Products and Licensed Services following commencement of marketing at any time during the exclusive period of this Agreement. It shall be presumed that Licensee is satisfying market demand if, in any given year measured from one anniversary date of the Effective Date to the next anniversary date Licensee has revenues of $200,000 from practicing, directly or indirectly, the license hereunder, but the converse shall not be presumed.
6.4 If the Licensee is unable to perform any of the above provisions, then The Regents has the right and option in its reasonable discretion to either terminate this Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license in accordance with Paragraph 6.5 below.  This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).
6.5 To exercise either the right to terminate this Agreement or to reduce the exclusive license granted to the Licensee to a non-exclusive license for lack of diligence required in this Article 6 (Due Diligence), The Regents will give the Licensee written notice of the deficiency.  The Licensee thereafter has sixty (60) days to cure the deficiency.  If The Regents has not received written tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the sixty (60)-day period, then The Regents may, at its option and in its reasonable

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discretion, terminate this Agreement immediately without the obligation to provide sixty (60) days' notice as set forth in Article 9 (Termination by The Regents) or reduce the exclusive license granted to the Licensee to a non-exclusive license by giving written notice to the Licensee.

7. PROGRESS AND ROYALTY REPORTS
7.1 Beginning on December 31, 2011, and annually thereafter, the Licensee will submit to The Regents a written progress report as described in Paragraph 7.2 below covering the Licensee's (and any Affiliates' or Joint Ventures') activities related to the development and testing of all Licensed Products and Licensed Services and related to the obtaining of the governmental approvals necessary  for marketing and the activities required and undertaken in order to meet the diligence requirements set forth in Article 6 (Due Diligence).   Progress reports are required for each Licensed Product and Licensed Service until the first Sale or other exploitation of that Licensed Product or Licensed Service occurs in the United States and shall be again required if Sales of such Licensed Product or Licensed Service are suspended or discontinued.
7.2 Progress reports submitted under Paragraph 7.1 shall include, but are not limited to, a detailed summary of the following topics so that The Regents will be able to determine the progress of the development of Licensed Products and Licensed Services and will also be able to determine whether or not the Licensee has met its diligence obligations set forth in Article 6 (Due Diligence) above:
7.2.1	summary of work completed as of the submission date of the progress report;
7.2.2	summary of work in progress as of the submission date of the progress report;
7.2.3	current schedule of anticipated events and milestones;
7.2.4	market plans for introduction of Licensed Products and Licensed Services including the anticipated and actual market introduction dates of each Licensed Product or Licensed Service.
7.3 If the Licensee fails to submit a timely progress report to The Regents, then The Regents will be entitled to terminate this Agreement.  If either party terminates this Agreement before any Licensed Products or Licensed Services are Sold or before this Agreement's expiration, then a final progress report covering the period prior to termination must be submitted within thirty (30) days of termination or expiration.

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7.4 The Licensee has a continuing responsibility to keep The Regents informed of the business entity status (small business entity status or large business entity status as defined by the United States Patent and Trademark Office) of itself, any Affiliates or Joint Ventures.  The Licensee will notify The Regents of any change of its status or that of any Affiliate or Joint Venture within thirty (30) days of the change in status.
7.5 The Licensee will report to The Regents the date of first Sale or other exploitation of a Licensed Product or Licensed Service in its first progress report following such first Sale of a Licensed Product or Licensed Service.

8. LIFE OF THE AGREEMENT
8.1 Unless otherwise terminated by operation of law, Paragraph 8.2, or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder.
8.2 This Agreement will automatically terminate without the obligation to provide 60 days' notice as set forth in Article 9 (Termination By The Regents) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor.
8.3 Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	Definitions
Paragraph 3.2	Late Payments
Article 4	License Issue Fee
Article 8	Life of the Agreement
Article 11	Disposition of Licensed Products and Licensed Services on Hand Upon Termination or Expiration
Article 12	Use of Names and Trademarks
Article 13	Limited Warranty
Article 14	Limitation of Liability
Paragraphs 15.4 & 15.5	Patent Prosecution and Maintenance
Article 18	Indemnification
Article 19	Notices
Article 23	Governing Laws; Venue; Attorneys Fees
Article 26	Confidentiality

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8.4 The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents.

9. TERMINATION BY THE REGENTS
If the Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of such default ("Notice of Default") to the Licensee.  If the Licensee fails to repair such default within sixty (60) days after the effective date of such notice, then The Regents will have the right to immediately terminate this Agreement and its licenses by providing a written notice of termination ("Notice of Termination") to the Licensee.

10. TERMINATION BY LICENSEE
The Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents.  Termination of this Agreement (but not termination of any patents or patent applications under Patent Rights, which termination is subject to Paragraph 15.5), will be effective sixty (60) days from the effective date of such notice.

11. DISPOSITION OF LICENSED PRODUCT AND LICENSED SERVICES UPON TERMINATION OR EXPIRATION
11.1 Upon termination (but not expiration) of this Agreement, within a period of one hundred and twenty (120) days after the date of termination, the Licensee is entitled to (i) dispose of all previously made or partially made Licensed Product, but no more, and (ii) provide previously contracted-for Licensed Services, provided that the Sale or use of such Licensed Product and the provision of such Licensed Services are subject to the terms of this Agreement.  The Licensee will not otherwise make, use, Sell, offer for Sale or import Licensed Products or Licensed Services, or practice the Licensed Method after the date of termination.
11.2 If applicable Patent Rights exist at the time of any making, Sale, offer for Sale, or import of a Licensed Product or the time of any Sale, offer for Sale, or rendering of a Licensed Service, then the License Maintenance Fee shall be paid at the times provided herein in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to

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such Licensed Product or Licensed Service at any later time.  Otherwise, no License Maintenance Fee shall be paid on the Sales of such product or service Any fees or other payments owed to The Regents at the time of expiration not based on the Sales of a Licensed Product or Licensed Service will be paid to The Regents at the time such fee or other payment would have been due had this Agreement not expired.

12. USE OF NAMES AND TRADEMARKS
Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing).  Without the Licensee's consent case-by-case, The Regents may list Licensee's name as a licensee of technology from The Regents without further identifying the technology.  Unless required by law or unless consented to in writing by Director, UCSF Office of Technology Management, the use by the Licensee of the name "The Regents of the University of California" or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.

13. LIMITED WARRANTY
13.1 The Regents warrants to the Licensee that it has the lawful right to grant this license.
13.2 Except as expressly set forth in this Agreement, this license and the associated Invention, Patent Rights, Licensed Products, Licensed Services, and Licensed Methods are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED.  THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, LICENSED SERVICES, OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.
13.3 This Agreement does not:
13.3.1	express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights; or

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13.3.2
express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

13.3.3	obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 17 (Patent Infringement); or
13.3.4
confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

13.3.5	obligate The Regents to furnish any New Developments, know-how, technology or information not provided under Article 2 (Grant). .

14. LIMITATION OF LIABILITY
THE REGENTS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, JOINT VENTURES ORAFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15. PATENT PROSECUTION AND MAINTENANCE
15.1 As long as the Licensee has paid Patent Prosecution Costs as provided for in this Article 15 (Patent Prosecution and Maintenance), The Regents will diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights using counsel of its choice.  The Regents' counsel will take instructions only from The Regents, and may be assisted by counsel of Licensee's choice.  The Regents will provide the Licensee with copies of all

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relevant documentation so that the Licensee will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if the Licensee has not commented upon such documentation in a reasonable time for The Regents to sufficiently consider the Licensee’s comments prior to a deadline with the relevant government patent office, or The Regents must act to preserve the Patent Rights, The Regents will be free to respond without consideration of the Licensee’s comments, if any.  The Licensee agrees to keep this documentation confidential as provided for in Article 26 (Confidentiality).
15.2 The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products and services contemplated to be Sold, or the Licensed Method to be practiced, under this Agreement.
15.3 The Licensee will apply for an extension of the term of any patent included within the Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984.  The Licensee shall prepare all documents and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith.  Licensee shall be liable for all costs relating to such application.
15.4 The Licensee will bear the costs of preparing, filing, prosecuting and maintaining all United State patent applications contemplated by this Agreement ("Patent Prosecution Costs").  Patent Prosecution Costs billed by The Regents' counsel will be rebilled to the Licensee and are due within thirty (30) days of rebilling by The Regents.  These Patent Prosecution Costs will include, without limitation, patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations. Prior Patent Prosecution Costs will be due upon execution of this Agreement and billing by The Regents and are at least two thousand eighty-seven and 75/100 dollars ($ 2,087.75).
15.5 The Licensee will be obligated to pay any Patent Prosecution Costs incurred during the three (3)-month period after receipt by either party of a Notice of Termination, even if the invoices for such Patent Prosecution Costs are received by the Licensee after the end of the three (3)-month period following receipt of a Notice of Termination.  The Regents may continue

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prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder.  Non-payment of Patent Prosecution Costs may be deemed by The Regents as an election by the Licensee not to maintain such application(s) or patent(s).
15.6 The Regents may file, prosecute or maintain patent applications or patents at its own expense in any country in which the Licensee has not elected to file, prosecute or maintain patent applications or patents in accordance with this Article 15 (Patent Prosecution and Maintenance) and those applications, resultant patents and patents will not be subject to this Agreement. Any licenses granted under such patents shall be subject to Licensee’s exclusive rights in the Patent Rights in the Field of Use.

16. PATENT MARKING
The Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

17. PATENT INFRINGEMENT
17.1 In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the "Infringement Notice").  During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other.  If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 17.2 below will terminate immediately without the obligation of The Regents to provide notice to the

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Licensee.   Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.
17.2 If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then the Licensee may institute suit for patent infringement against the infringer.  The Regents may voluntarily join such suit at its own expense, but may not otherwise commence suit against the infringer for the acts of infringement that are the subject of the Licensee's suit or any judgment rendered in that suit.  The Licensee may not join The Regents as a party in a suit initiated by the Licensee without The Regents' prior written consent, such consent subject to the approval of the UC Board of Regents.  If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.
17.3 If, within one hundred twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute suit for patent infringement against the infringer.  If The Regents institutes such suit, then the Licensee may not join such suit without The Regents' consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents' suit or any judgment rendered in that suit.
17.4 Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under the Drug Price Competition and Patent Term Restoration Act of 1984, then the party in receipt of such notice under the Act (in the case of The Regents to the extent of the actual knowledge of the licensing officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly.  If the time period is such that the Licensee will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the notification period and the time period to file suit will be accelerated to within forty-five (45) days of the date of such notice under the Act to either party.

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17.5 Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other.  In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows:  (a) for any recovery other than amounts paid for willful infringement: (i) The Regents will receive fifteen percent (15%) of the recovery if The Regents was not a party in the litigation and did not incur any litigation costs, (ii) The Regents will receive twenty-five percent (25%) of the recovery if The Regents was a party in the litigation whether joined as a party under the provisions of Paragraph 17.2 or otherwise, but The Regents did not incur any litigation costs, and (iii) The Regents will receive fifty percent (50%) of the recovery if The Regents incurred any litigation costs in connection with the litigation;  and (b) for any recovery for willful infringement, The Regents will receive  fifty percent (50%) of the recovery.  In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents.  The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 17 (Patent Infringement).
17.6 Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).
17.7 Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

18. INDEMNIFICATION
18.1 The Licensee will indemnify, hold harmless and defend The Regents, the sponsors of the research that led to the Invention, and the inventors of any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products, Licensed Services and Licensed Methods contemplated thereunder) and their employers, and the officers, employees and agents of any of the foregoing, against any and all claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of this license or any sublicense;

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provided, however that such indemnity shall not extend to damages arising directly from gross negligence or willful misconduct of any of The Regents' indemnitees.   This indemnification will include, but not be limited to, any product liability.  If The Regents, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 18.1, then The Regents may retain counsel of its choice to represent it and the Licensee will pay all expenses for such representation.
18.2 The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance:
18.2.1	Commercial Form General Liability Insurance (contractual liability included) with limits as follows:
Each Occurrence                                                                $1,000,000
Products/Completed Operations Aggregate                 $5,000,000
Personal and Advertising Injury                                     $5,000,000
General Aggregate (commercial form only)                   $5,000,000
  If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement.  The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and
18.2.2	Worker's Compensation as legally required in the jurisdiction in which the Licensee is doing business.
18.3 The coverage and limits referred to in Paragraph 18.2.1 and 18.2.2 above will not in any way limit the liability of the Licensee under this Article 18 (Indemnification).  Upon the execution of this Agreement, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements.  Such certificates will:
-
Provide for thirty (30) days' (ten (10) days for non-payment of premium) advance written notice to The Regents of any cancellation of insurance coverage;  the Licensee will promptly notify The Regents of any material modification of the insurance coverage;

-	Indicate that The Regents has been endorsed as an additional insured under the coverage described above in Paragraph 18.2.1; and

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-
Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

18.4 The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 18 (Indemnification).  The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 18 (Indemnification).

19. NOTICES
19.1 Any notice or payment required to be given to either party under this Agreement will be in writing and will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:
19.1.1	on the date of delivery if delivered in person;
19.1.2	on the date of mailing if mailed by first-class certified mail, postage paid; or
19.1.3	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:                                PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, PA 18936
Attention: President and CEO

In the case of The Regents:                         Office of Technology Management
  University of California San Francisco
  185 Berry Street, Suite 4603
  San Francisco, CA 94107
  Attention: Director

  RE:      UC Case No. SF2010-161

20. ASSIGNABILITY
This Agreement is personal to the Licensee.  The Licensee may not assign or transfer this Agreement, including by merger, operation of law, or otherwise, without The Regents' prior

SF2010-161 Exclusive License PhotoMedex

written consent, which consent The Regents will not unreasonably withhold, condition or delay, and will not be required in the case of assignment or transfer to a party that succeeds to all or substantially all of Licensee's business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise, provided that such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and signs The Regents' standard substitution of party letter (the form of which is attached hereto as Appendix A).  Any attempted assignment by the Licensee in violation of this Article 20 (Assignment) will be null and void.  This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

21. WAIVER
No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default.  No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

22. FORCE MAJEURE
22.1 Except for the Licensee's obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to:  accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.
22.2 Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 22.1 for a period of one (1) year.

SF2010-161 Exclusive License PhotoMedex

23. GOVERNING LAWS; VENUE; ATTORNEYS’ FEES
23.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.
23.2 Any legal action brought by the parties hereto relating to this Agreement will be conducted in San Francisco, California.
23.3 The prevailing party in any suit related to this Agreement will be entitled to recover its reasonable attorneys' fees in addition to its costs and necessary disbursements.

24. GOVERNMENT APPROVAL OR REGISTRATION
If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so.  The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

25. COMPLIANCE WITH LAWS
The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products, Licensed Services or practice of the Licensed Method.  The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.  The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government

SF2010-161 Exclusive License PhotoMedex

importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited.

26. CONFIDENTIALITY
26.1 The Licensee and The Regents will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement ("Proprietary Information") in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until five (5) years after the termination or expiration of this Agreement
26.2 The Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors, provided that such parties are bound by a like duty of confidentiality as that found in this Article 26 (Confidentiality).  Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement, including any terms thereof, and information regarding royalty payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents and individual Regents upon their request.  If such release is made, The Regents will request that such terms be kept in confidence in accordance with the provisions of this Article 26 (Confidentiality).  In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and related definitions to such third party, but will not disclose the name of the Licensee unless Licensee has already made such disclosure publicly.
26.3 All written Proprietary Information will be labeled or marked confidential or proprietary.  If the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within thirty (30) days after the oral disclosure.

SF2010-161 Exclusive License PhotoMedex

26.4 Nothing contained herein will restrict or impair, in any way, the right of the Licensee or The Regents to use or disclose any Proprietary Information:
26.4.1	that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;
26.4.2	that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;
26.4.3	that recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party; and
26.4.4	that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

The Licensee or The Regents also may disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure.
26.5 Upon termination of this Agreement, the Licensee and The Regents will destroy or return any of the disclosing party’s Proprietary Information in its possession within fifteen (15) days following the termination of this Agreement.  The Licensee and The Regents will provide each other, within thirty (30) days following termination, with written notice that such Proprietary Information has been returned or destroyed.  Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

27. MISCELLANEOUS
27.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
27.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party.  It is then effective as of the Effective Date.

SF2010-161 Exclusive License PhotoMedex

27.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.
27.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.
27.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.
27.6 This Agreement includes the attached Appendix A.
27.7 No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than The Regents and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.
27.8 In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor.  Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship.  Neither party will have the power to bind the other party or incur obligations on the other party's behalf without the other party's prior written consent.

IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Exclusive License Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

THE REGENTS OF THE UNIVERSITY
PHOTOMEDEX, INC.		OF CALIFORNIA

By:	/s/ Dennis M. McGrath	By:	/s/ Joel B. Kirschbaum
	(Signature)		(Signature)
Name:	Dennis M. McGrath	Name:	Joel B. Kirschbaum
	(Please Print)		(Please Print)
Title:	President & Chief Financial Officer	Title:	Director, USCF Office of
Technology Management
Date:		Date:

SF2010-161 Exclusive License PhotoMedex

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

PHOTOMEDEX, INC.

for

METHODS OF TREATING DISEASED TISSUE

UC Case No. SF2010-161

TABLE OF CONTENTS

Article No.	Title	Page

BACKGROUND		1
1.	DEFINITIONS	2
2.	GRANT	4
3.	PAYMENT TERMS	5
4.	LICENSE ISSUE FEE	5
5.	LICENSE MAINTENANCE FEE	5
6.	DUE DILIGENCE	6
7.	PROGRESS AND ROYALTY REPORTS	7
8.	LIFE OF THE AGREEMENT	8
9.	TERMINATION BY THE REGENTS	9
10.	TERMINATION BY LICENSEE	9
11.	DIPOSTIOIN OF LICENSED PRODUCT AND LICENSED SERVICES UPON TERMINATION OR EXPIRATION	9
12.	USE OF NAMES AND TRADEMARKS	10
13.	LIMITED WARRANTY	10
14.	LIMITATION OF LIABILITY	11
15.	PATENT PROSECUTION AND MAINTENANCE	11
16.	PATENT MARKING	13
17.	PATENT INFRINGEMENT	13
18.	INDEMNIFICATION	15

19.	NOTICES	17
20.	ASSIGNABILITY	17
21.	WAIVER	18
22.	FORCE MAJEURE	18
23.	GOVERNING LAWS; VENUE; ATTORNEYS' FEES	19
24.	GOVERNMENT APPROVAL OR REGISTRATION	19
25.	COMPLIANCE WITH LAWS	19
26.	CONFIDENTIALITY	20
27.	MISCELLANEOUS	21
CONSENT TO SUBSTITUTION OF PARTY		26

UC Case No. SF2010-161

CONSENT TO SUBSTITUTION OF PARTY

This substitution of parties ("Agreement") is effective this  day of  , 20__, among The Regents of the University of California ("The Regents), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 and acting through its Office of Technology Management, University of California, San Francisco, 185 Berry Street, Suite 4603, San Francisco, California 94107; [original Licensee name] [("XXX")], a [insert state] corporation, having a principal place of business at  ________________________________; and [new licensee name] [("YYY")] a ______________________ corporation, having a principal place of business at _________________________________.

BACKGROUND

A.      The Regents and [XXX] entered into a [type: Letter, Option or License] Agreement effective ________________ (UC Control No. __-__-____), entitled _________________ ("[type] Agreement"), wherein [XXX]  was granted certain rights.
B.      [XXX] desires that  [YYY] be substituted as [Licensee] (defined in the [type] Agreement) in place of [XXX], and The Regents is agreeable to such substitution.
    C.      [YYY] has read the [type] Agreement and agrees to abide by its terms and conditions.

       The parties agree as follows:
1.  [YYY] assumes all liability and obligations under the [type] Agreement and is bound by all its terms in all respects as if it were the original [Licensee] of the [type] Agreement in place of [XXX].
2. [YYY] is substituted for [XXX], provided that [YYY] assumes all liability and obligations under the [type] Agreement as if [YYY] were the original party named as [Licensee] as of the effective date of the [type] Agreement.

Appendix A

3. The Regents releases [XXX] from all liability and obligations under the [type] Agreement arising before or after the effective date of this Agreement.
The parties have executed this Agreement in triplicate originals by their respective authorized officers on the following day and year.

THE REGENTS OF THE
[XXX] COMPANY		UNIVERSITY OF CALIFORNIA

By:		By:
(Signature)
Name:		Name:
(Please print)
Title:		Title:	Director,
Office of Technology Management
Date:		Date:

[YYY] COMPANY

By:
(Signature)
Name:
(Please print)
Title:

Date:

Appendix A